Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES XIAFLEX® PEYRONIE’S PHASE IIb STUDY PUBLISHED IN THE JOURNAL OF UROLOGY

-Results from Phase III IMPRESS Trials Expected in Late 2Q12-

MALVERN, PA, (May 9, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that The Journal of Urology has published on its website, the Company’s phase IIb clinical trial of XIAFLEX® (collagenase clostridium histolyticum or CCH) a novel, first-in-class, biologic for the potential nonsurgical treatment of Peyronie’s disease.  Top line data from this trial has been previously reported by the Company.  The study will be included in the June 2012 print version of The Journal of Urology.

The phase IIb study was designed to measure efficacy endpoints of improvement in penile curvature deformity and improvement in patients’ psychological and physical symptoms using the Company’s proprietary Peyronie’s Disease Questionnaire (PDQ).  Overall, XIAFLEX demonstrated a statistically significant change compared to placebo at 36 weeks in both improvement in penile curvature deformity (p=0.001) and the PDQ bother domain (p=0.046).  XIAFLEX was well-tolerated and the most common treatment related adverse events in the phase IIb study were consistent with adverse events reported in previous Peyronie’s disease trials with XIAFLEX, which included injection site bruising, edema and pain.

“Peyronie’s disease can have a devastating impact on patients and their partners, not only physically but psychologically and emotionally,” said Martin Gelbard, MD, IMPRESS investigator and clinical faculty member of UCLA School of Medicine Division of Urology. “Obtaining a statistically significant reduction in penile curvature deformity and improvement in Peyronie’s disease bother without the risks of surgical intervention would represent a considerable advantage for eligible patients suffering from Peyronie’s disease.”

A total of 145 patients evaluable for efficacy enrolled in 12 clinical sites across the U.S., with 109 patients receiving XIAFLEX as a series of intralesional injections and 36 receiving placebo in the study.  A total of 137 of all eligible patients (93.2%) received all 6 injections per the protocol.  The treatment and placebo arms were also randomized to test for a benefit with the addition of penile modeling versus no modeling (1:1).  Modeling refers to massaging of the plaque and is intended to maximize the enzymatic effect of the XIAFLEX injection in the plaque.

“We are encouraged by the clinical profile of XIAFLEX for the potential treatment of Peyronie’s disease, which emerged from this phase IIb trial. Ultimately our goal is to provide an effective and well-tolerated solution to physicians and their patients with this troubling disease.  These phase IIb results further support this clinical profile,” said James Tursi, M.D., Auxilium’s Chief Medical Officer.  “We expect that the pivotal phase III data from our IMPRESS trials, anticipated later this quarter, will continue to expand our knowledge of the treatment of this disease and hopefully will lead to an FDA-approved treatment that may help patients who have few if any effective options.”

Newly Published Efficacy Data

•                  The previously released efficacy data are summarized below in table 1.  Additionally, the baseline scores and change at 36 weeks from baseline for the “with modeling” and “without modeling” arms, which have not been presented before, are summarized within table 1.

•                  At week 36 a low to moderate correlation was observed between the degree of penile curvature deformity, and the PDQ domains of symptom bother (r = 0.22, p = 0.01), intercourse discomfort (r = 0.2, p = 0.02) and intercourse constraint (r = 0.42, p < 0.001).

•                  Based on a post-hoc sub-group analysis, the Company believes that the results from the non-modeling placebo group may have been greatly influenced by a higher relative percentage of patients with a shorter duration of disease relative to other arms.  Of the 16 patients in the non-modeling placebo group, five patients had an apparent spontaneous resolution with a penile curvature deformity improvement of >40%.  Four of these patients had a Peyronie’s disease history of <12 months and the fifth had a 15 month disease history.  The Company believes that this imbalance may help to explain the higher than expected placebo response in the no modeling arm as spontaneous resolution may be more common in the earlier phase of the disease.

•                  The Company believes that the PDQ has been validated for use in its phase III IMPRESS (The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies) trials by data from 134 patients (100 XIAFLEX; 34 placebo) following this phase IIb trial and end of phase II discussions with the U.S. Food and Drug Administration (FDA).

Table 1: Phase IIb Efficacy Endpoints (36 weeks after First Injection)

					Percent Change
	XIAFLEX arm	Placebo arm	p- value		vs. Placebo
Overall
Mean Percentage Change of	-29.7%	-11.0%
Curvature Deformity (n)	(109)	(36)	0.001	*	-18.7%

Mean Change in PD Symptom	-2.6	-0.8
Bother Score (n)	(100)	(34)	0.046	*	-22.2%

With Modeling Arm
Mean Percentage Change of	-32.4%	2.5%
Curvature Deformity (n)	(54)	(20)	< 0.001	**	-34.9%

Mean Change in PD Symptom	-3.6	-0.1
Bother Score (n)	(50)	(18)	0.004	**	-40.6%

Without Modeling Arm
Mean Percentage Change of	-27.1%	-27.9%
Curvature Deformity (n)	(55)	(16)	NS		-0.8%

Mean Change in PD Symptom	-1.5	-1.5
Bother Score (n)	(50)	(16)	NS		-2.8%

* XIAFLEX vs. placebo **XIAFLEX vs placebo, with modeling

Newly Published Adverse Events

The most common adverse events reported in the Peyronie’s phase IIb trial were injection site bruising, edema and pain (table 2).  These adverse events were consistent with previous trials. There have been no drug related serious adverse events reported in this trial.  Although all XIAFLEX patients showed positive antibodies to AUX-I and II by week 36, no subject reported a systemic or clinically significant immunological event.  Including data from all completed XIAFLEX Peyronie’s disease clinical studies, over 1,200 XIAFLEX injections have been administered to more than 240 Peyronie’s patients.

Table 2: Treatment-Related AEs Occurring in ≥5 Subjects in Either Treatment Group

System Organ Class Preferred Term	XIAFLEX (n = 111) n (%)	Placebo (n = 36) n (%)	P value
Patients with >1 treatment-related AEs	107 (96.4)	19 (52.8)	—
Injection site bruising(a)	96 (86.5)	16 (44.4)	<0.001
Injection site edema(a)	50 (45.0)	0 (0.0)	<0.001
Injection site pain(a)	58 (52.3)	4 (11.1)	<0.001
Injection site pruritus	6 (5.4)	0 (0.0)	0.3
Contusion(b)	16 (14.4)	1 (2.8)	0.07
ED(c)	5 (4.5)	0 (0.0)	0.3
Painful erection	5 (4.5)	0 (0.0)	0.3
Penile edema	11 (9.9)	0 (0.0)	0.07
Penile pain	11 (9.9)	0 (0.0)	0.07

(a)Statistically significant difference between XIAFLEX and placebo based on Fisher exact test

(b)Contusion was defined as any kind of bruising/ecchymosis of the penis

(c)Erectile function did not change over the course of the study for 4 of the 5 patients

AEs = adverse events; ED = erectile dysfunction

Based on learnings from the XIAFLEX Peyronie’s phase IIb study, the Company implemented certain changes to the design of its two pivotal phase III IMPRESS studies as outlined in Table 3 below.  The IMPRESS studies enrolled over 800 patients and have completed all dosing and follow up visits per the protocol.  The Company is currently compiling all data associated with the IMPRESS studies and expects to disclose top line results of these trials by the end of this quarter.

Table 3: Summary of Changes from XIAFLEX Phase IIb to the Phase III IMPRESS Studies

	Phase IIb	Phase III IMPRESS Studies
Trial size	147 patients, 1 study	>800 patients, two studies

XIAFLEX Dosing	Up to 3 treatment cycles (6 doses)	Up to 4 treatment cycles (8 doses)

Modeling	Modeling arm vs. no-modeling arm	All patients receive modeling

Active to Placebo Ratio	3:1 XIAFLEX to placebo patients	2:1 XIAFLEX to placebo patients

Placebo-controlled Treatment Period	12 weeks dosing, 24 weeks follow-up	18 weeks dosing, 34 weeks follow-up

Time from Diagnosis	Greater than 6 months	Greater than 12 months

Endpoints	Powered based on historical curvature deformity data, designed to validate Patient Reported Outcome (PRO) survey for use in phase III	Powered to show 19% mean improvement in curvature deformity vs. placebo and 27% improvement in bother domain of PRO vs. placebo (co-primary endpoints)
Trial status	Completed and reported top-line results in December 2009; in the modeling arm, mean curvature deformity improved 35% relative to placebo and mean bother improved 41% relative to placebo	Fully enrolled in March 2011

If the phase III IMPRESS results are positive, Auxilium plans to file a supplemental Biologics License Application (sBLA) with the U.S. Food and Drug Administration (FDA) for the use of XIAFLEX in the treatment of Peyronie’s disease by the end of 2012.  If approved by the FDA, XIAFLEX is expected to be the first injectable therapy indicated for the treatment of Peyronie’s disease.

About IMPRESS

Auxilium’s late stage global development plan for XIAFLEX consists of four clinical studies and is known by the acronym IMPRESS — The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies.  There are two randomized, double-blind, placebo-controlled phase III studies, which enrolled over 800 patients at approximately 70 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo.  There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., EU and New Zealand, and one pharmacokinetic study, which enrolled approximately 16 patients.  XIAFLEX will be administered two times a week every six weeks for up to four treatment cycles (2 x 4).  Each treatment cycle will be followed by a penile modeling procedure.  Patients will be followed for 52 weeks post-first injection in the double-blind studies and for 36 weeks in the open label trial.

The trials’ co-primary endpoints are the change from baseline in the Peyronie’s disease bother domain of the PDQ compared to placebo and percent improvement from baseline in penile curvature deformity compared to placebo.  The PDQ will also have two additional domains as secondary endpoints, which include severity of psychological and physical symptoms of Peyronie’s disease, and penile pain.  Safety measurements include adverse event monitoring, immunogenicity testing and clinical labs.  The Company is currently compiling all data associated with the two IMPRESS double-blind studies and expects to disclose top line results of these trials by the end of the second quarter of 2012.

About the Phase IIb Peyronie’s Disease Trial

This phase IIb study was a randomized, double-blind, placebo-controlled study designed to assess the safety and efficacy of XIAFLEX, when administered two times a week every six weeks for up to three treatment cycles (2 x 3), in subjects with Peyronie’s disease.  The study was conducted at 12 sites throughout the U.S., and 145 patients were monitored for 36 weeks following the first injection.

The trial was designed to measure the improvement in penile curvature deformity and confirm validation of the Company’s proprietary PDQ, a patient reported outcome survey, which measured four domains of patients’ psychological and physical symptoms of Peyronie’s disease over a period of 36 weeks: penile pain, Peyronie’s disease bother, intercourse discomfort and intercourse constraint.

To qualify for the study, patients must have been diagnosed with Peyronie’s disease for longer than six months, have stable disease as determined by the investigator, be able to maintain a rigid erection and have a penile contracture between 30 and 90 degrees.  Patients were stratified by the degree of penile curvature deformity (i.e. 30 degrees to 60 degrees versus 60 to 90 degrees) and then randomized into four treatment groups to receive either XIAFLEX or placebo with or without modeling of the penile plaque.  Modeling refers to massaging of the plaque and is intended to maximize the enzymatic effect of the XIAFLEX injection in the plaque.  Patients were randomized in a 3:1 ratio of XIAFLEX to placebo and a 1:1 ratio to receive penile plaque modeling or no modeling.  Top-line efficacy and safety data from the trial is available at http://www.clinicaltrials.gov/ct2/show/results/NCT00755222.

About Peyronie’s Disease

Peyronie’s disease is the development of collagen plaque, or scar tissue, on the shaft of the penis that hardens and reduces flexibility, thus occasionally causing pain and forcing the penis to deform in a bend or arc during erection.  This often can prevent sexual intercourse.  In addition to difficulty with sexual intercourse, Peyronie’s disease may also be associated with emotional distress, loss of self-esteem and depression.  Peyronie’s disease is a very heterogeneous disease with an initial inflammatory component of a poorly understood physiological disease course and occasional spontaneous resolutions of 13% to 50%(1).  The estimated prevalence in adult men of has been reported to be approximately 5%(2), but in certain populations, the estimated number of men affected by Peyronie’s Disease may be as high as nine percent in men over 60 years of age and three percent in men over 30.(1)

(1)          L.A. Levine Peyronie’s Disease: A Guide to Clinical Management. Humana Press: 10-17, 2007.

(2)          Bella A. Peyronie’s Disease J Sex Med 2007;4:1527—1538

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding patients who may be candidates for treatment with XIAFLEX for Peyronie’s disease and at what stage of disease progression; the timing and results of the IMPRESS clinical trials; the extent to which the PDQ for Peyronie’s disease may have been or will be validated; the secondary endpoints that may be included in the PDQ, if any; the interpretation of clinical data; the timing of the FDA Advisory Committee to review XIAFLEX for the treatment of Peyronie’s disease; the timing of the Company’s filing of a supplemental BLA and FDA review of the BLA for XIAFLEX for treatment of Peyronie’s disease and the approval thereof; the number of patients with Peyronie’s disease; products in development for Peyronie’s disease, Frozen Shoulder syndrome, and cellulite; and all other statements containing projections, statements of future performance or expectations, or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing).  You can identify these statements by the fact that they use words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2011 under the heading “Risk Factors”, which is on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com